CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 17, 2017 on the financial statements and financial highlights of the Touchstone Variable Series Trust (comprising, Touchstone Active Bond Fund, Touchstone Large Cap Core Equity Fund, Touchstone Focused Fund, Touchstone Aggressive ETF Fund, Touchstone Conservative ETF Fund, and Touchstone Moderate ETF Fund), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2016, in Post-Effective Amendment Number 44 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 033-76566), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 20, 2017